Exhibit 99.1

MILLENNIUM CHEMICALS INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND OTHER FINANCIAL INFORMATION

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Millennium is responsible for establishing and maintaining adequate internal control over financial reporting. Millennium’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Millennium management assessed the effectiveness of Millennium’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on its assessment, Millennium’s management has concluded that Millennium’s internal control over financial reporting was effective as of December 31, 2006 based on those criteria.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this Current Report on Form 8-K, has audited management’s assessment of the effectiveness of Millennium’s internal control over financial reporting as of December 31, 2006, as stated in their report that appears on the following page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

of Millennium Chemicals Inc.:

We have completed integrated audits of Millennium Chemicals Inc.’s 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, and an audit of its 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Millennium Chemicals Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective December 31, 2006, the Company changed its method of accounting for defined benefit pension and other postretirement plans.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9.01 of this Current Report on Form 8-K, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

February 28, 2007, except for Note 3 and Note 21 for which the date is May 29, 2007

MILLENNIUM CHEMICALS INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Sales and other operating revenues:
Trade	$535	$565	$549
Related parties	67	45	10

	602	610	559
Operating costs and expenses:
Cost of sales	537	541	473
Selling, general and administrative expenses	50	78	54
Research and development expenses	4	2	2
Business combination costs	—	1	51
Reorganization and other costs	—	—	1

	591	622	581

Operating income (loss)	11	(12)	(22)
Interest expense	(67)	(115)	(103)
Interest income	4	4	5
Other income (expense), net	(4)	(22)	27

Loss before equity investment and income taxes	(56)	(145)	(93)
Income from equity investment in Equistar Chemicals, LP	181	221	81

Income from continuing operations before income taxes	125	76	(12)
Provision for (benefit from) income taxes	17	31	(7)

Income (loss) from continuing operations	108	45	(5)
Income (loss) from discontinued operations, net of tax	51	(17)	(26)

Net income (loss)	$159	$28	$(31)

See Notes to the Consolidated Financial Statements.

MILLENNIUM CHEMICALS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
Millions of dollars	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$76	$229
Accounts receivable:
Trade, net	96	70
Related parties	15	30
Inventories	87	95
Prepaid expenses and other current assets	13	37
Deferred tax assets	62	9
Current assets held for sale	661	683

Total current assets	1,010	1,153
Property, plant and equipment, net	129	133
Investment in Equistar Chemicals, LP	470	464
Goodwill, net	49	49
Other assets, net	62	66
Long-term assets held for sale	694	667

Total assets	$2,414	$2,532

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$158
Accounts payable:
Trade	84	77
Related parties	18	62
Accrued liabilities	72	60
Current liabilities associated with assets held for sale	335	336

Total current liabilities	509	693
Long-term debt	767	859
Other liabilities	381	336
Deferred income taxes	248	199
Long-term liabilities associated with assets held for sale	361	476
Commitments and contingencies	—	—
Minority interest	5	7
Stockholder’s equity (deficit):
Common stock, $0.01 par value, 1,000 shares authorized, 709 shares issued	—	—
Additional paid-in capital	1,176	1,176
Retained deficit	(840)	(999)
Accumulated other comprehensive loss	(103)	(125)
Treasury stock, at cost, (48 shares issued)	(90)	(90)

Total stockholder’s equity (deficit)	143	(38)

Total liabilities and stockholder’s equity	$2,414	$2,532

See Notes to the Consolidated Financial Statements.

MILLENNIUM CHEMICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$159	$28	$(31)
Loss (income) from discontinued operations, net of tax	(51)	17	26
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24	26	28
Equity investment in Equistar Chemicals, LP -
Amount included in net (income) loss	(181)	(221)	(81)
Distributions of earnings	170	214	81
Deferred income taxes	(38)	(21)	18
Debt prepayment premiums and charges	7	11	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(13)	9	4
Inventories	8	(14)	(15)
Accounts payable	(35)	52	21
Other, net	104	110	165

Net cash provided by operating activities – continuing operations	154	211	216
Net cash provided by (used in) operating activities – discontinued operations	39	64	(21)

Net cash provided by operating activities	193	275	195

Cash flows from investing activities:
Expenditures for property, plant and equipment	(12)	(7)	(4)
Payments and distributions from (to) discontinued operations	(40)	269	108
Distributions from affiliates in excess of earnings	—	—	12
Other	1	—	2

Net cash provided by (used in) investing activities – continuing operations	(51)	262	118
Net cash used in investing activities – discontinued operations	(14)	(322)	(159)

Net cash used in investing activities	(65)	(60)	(41)

Cash flows from financing activities:
Repayment of long-term debt	(254)	(366)	(83)
Issuance of long-term debt	—	—	31
Proceeds from exercise of stock options	—	—	17
Contribution from affiliate	—	6	—
Other	(2)	(1)	(1)

Net cash used in financing activities – continuing operations	(256)	(361)	(36)
Net cash provided by (used in) financing activities – discontinued operations	(34)	89	(2)

Net cash used in financing activities	(290)	(272)	(38)

Effect of exchange rate changes on cash	4	(8)	19

Increase (decrease) in cash and cash equivalents	(158)	(65)	135
Cash and cash equivalents at beginning of period	279	344	209

Cash and cash equivalents at end of period	121	279	344
Less: Cash and cash equivalents at end of period – discontinued operations	45	50	228

Cash and cash equivalents at end of period – continuing operations	$76	$229	$116

See Notes to the Consolidated Financial Statements.

MILLENNIUM CHEMICALS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

Millions of dollars	Common Stock		Additional Paid In Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Equity (Deficit)	Comprehensive Income (Loss)
	Issued	Treasury
Balance, January 1, 2004	$—	$(260)	$1,305	$(995)	$(141)	$(91)
Net loss	—	—	—	(31)	—	(31)	$(31)
Retirement of treasury shares pursuant to merger	—	137	(124)	—	—	13	—
Foreign currency translation	—	—	—	—	50	50	50
Minimum pension liability, net of tax of $7 million	—	—	—	—	(15)	(15)	(15)
Exercise of stock options	—	22	(3)	—	—	19	—
Shares purchased by employee benefit plan trusts	—	3	(7)	—	—	(4)	—
Shares issued to fund 401(k) plan	—	4	(1)	—	—	3	—
Net gains on derivative financial instruments	—	—	—	—	1	1	1

Comprehensive income							$5

Balance, December 31, 2004	$—	$(94)	$1,170	$(1,026)	$(105)	$(55)
Net income	—	—	—	28	—	28	$28
Foreign currency translation	—	—	—	—	(24)	(24)	(24)
Minimum pension liability, net of tax of $4 million	—	—	—	—	4	4	4
Capital contribution from Lyondell	—	—	6	—	—	6	—
Shares sold by employee benefit plan trust	—	4	—	(1)	—	3	—

Comprehensive income							$8

Balance, December 31, 2005	$—	$(90)	$1,176	$(999)	$(125)	$(38)
Net income	—	—	—	159	—	159	$159
Foreign currency translation	—	—	—	—	32	32	32
Minimum pension liability, net of tax of $24 million	—	—	—	—	47	47	47
Change in accounting for employee benefit plans, net of tax of $27 million	—	—	—	—	(57)	(57)	—

Comprehensive income							$238

Balance, December 31, 2006	$—	$(90)	$1,176	$(840)	$(103)	$143

See Notes to the Consolidated Financial Statements.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.	Description of the Company and Operations

Millennium Chemicals Inc., together with its consolidated subsidiaries (collectively, “Millennium”) is a global chemical company. On November 30, 2004, Lyondell Chemical Company (“Lyondell”) acquired Millennium in a stock-for-stock business combination. As a result of the business combination, Millennium is a wholly-owned subsidiary of Lyondell. The consolidated financial statements of Millennium reflect its historical cost basis, and, accordingly, do not reflect any purchase accounting adjustments related to the acquisition by Lyondell.

Millennium operates in two reportable segments: ethylene, co-products and derivatives (“EC&D”) and fragrance and flavors chemicals.

On May 15, 2007, Millennium completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and assumption of certain liabilities related directly to the business (see Notes 2 and 3). The amount will be adjusted based on the values of net working capital, cash and specified indebtedness at the closing date.

Millennium’s EC&D segment comprises its acetyls business and its equity investment in Equistar Chemicals, LP (together with its consolidated subsidiaries, collectively, “Equistar”). The acetyls business produces vinyl acetate monomer (“VAM”), acetic acid and methanol. Millennium’s fragrance and flavors chemicals segment produces terpene-based fragrance ingredients and flavor ingredients.

Millennium owns 29.5% of Equistar, which is a joint venture with Lyondell. Equistar manufactures and markets ethylene and its co-products, primarily propylene, butadiene and aromatics. Equistar also manufactures and markets derivatives, primarily ethylene oxide, ethylene glycol and polyethylene, and fuel products such as methyl tertiary butyl alcohol (“MTBE”) and alkylate. Millennium accounts for its interest in Equistar using the equity method.

2.	Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of Millennium Chemicals Inc. and its consolidated subsidiaries. Investments in joint ventures where Millennium exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method.

Discontinued Operations—Certain previously reported amounts have been reclassified to present Millennium’s inorganic chemicals business operations as discontinued operations. Unless otherwise indicated, information presented in the notes to the financial statements relates only to Millennium’s continuing operations. Information related to Millennium’s discontinued operations is presented in Note 3.

Revenue Recognition—Revenue from product sales is recognized at the time of transfer of title and risk of loss to the customer, which usually occurs at the time of shipment. Revenue is recognized at the time of delivery if Millennium retains the risk of loss during shipment. Costs incurred in shipping products sold are included in cost of sales. Billings to customers for shipping costs are included in sales revenue.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Cash and Cash Equivalents—Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts. Cash equivalents include instruments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates fair value. Millennium’s policy is to invest cash in conservative, highly rated instruments and to limit the amount of credit exposure to any one institution.

Millennium has no requirements for compensating balances in a specific amount at a specific point in time. Millennium does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Millennium’s discretion.

Allowance for Doubtful Accounts—Millennium establishes provisions for doubtful accounts receivable based on management’s estimates of amounts that it believes are unlikely to be collected. Collectability of receivables is reviewed and the allowance for doubtful accounts is adjusted at least quarterly, based on aging of specific accounts and other available information about the associated customers.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for substantially all inventories, except for materials and supplies, which are valued using the average cost method.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful asset lives, generally 20 to 40 years for buildings and 5 to 25 years for machinery and equipment. Upon retirement or sale, Millennium removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the consolidated statement of income. Millennium’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment—Millennium evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value.

Goodwill—Goodwill represents the excess of purchase price paid over the fair value assigned to the net tangible and identifiable intangible assets of acquired businesses. Goodwill is reviewed for impairment at least annually.

Identifiable Intangible Assets—Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over periods of 3 to 7 years.

Costs of major maintenance and repairs incurred as part of substantial overhauls or turnarounds of major units at Millennium’s manufacturing facilities are deferred and amortized using the straight-line method over the period until the next planned turnaround, predominantly 18 months to 3 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Other intangible assets are carried at cost or amortized cost and primarily consist of deferred debt issuance costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

Environmental Remediation Costs—Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operating and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally are not estimable, are not included in these liabilities.

Legal Costs—Millennium expenses legal costs, including those incurred in connection with loss contingencies, as incurred.

Income Taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of net operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Minority Interest—Minority interest represents the interests of unaffiliated investors in a partnership that owns the LaPorte Methanol Company plant in LaPorte, Texas.

Derivative Instruments—Gains and losses on derivative instruments are classified in the same category as the item being hedged.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications—Certain previously reported amounts have been reclassified to conform to classifications adopted in 2006.

Accounting and Reporting Changes—Effective December 31, 2006, Millennium adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans- An Amendment of FASB Statements No. 87, 88, 106, and 132R, which primarily requires an employer to recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status through comprehensive income in the year in which changes occur. Millennium’s application of SFAS No. 158 as of December 31, 2006 to its continuing operations resulted in increases of $4 million and $71 million in its current and long-term benefit liabilities, respectively, a decrease of $4 million in other assets, a decrease of $28 million in deferred tax liabilities and an increase of $51 million in accumulated other comprehensive loss in its consolidated balance sheet as of December 31, 2006. (See Note 16.)

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. The new standard defines fair value, establishes a framework for its measurement and expands disclosures about such measurements. For Millennium, the standard will be effective beginning in 2008. Millennium does not expect the application of SFAS No. 157 to have a material effect on its consolidated financial statements.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies – (Continued)

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, to clarify the accounting for uncertain income tax positions. FIN No. 48 prescribes, among other things, a recognition threshold and measurement attribute for the financial statement recognition and measurement of an uncertain tax position. The provisions of FIN No. 48 will apply to Millennium beginning in 2007. Millennium expects the application of FIN No. 48 to result in an increase of $40 million to $50 million in its estimate of future obligations for income taxes and related interest.

Effective January 1, 2006, Millennium adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment using the modified prospective method and, consequently, has not adjusted results of prior periods. Millennium previously accounted for these plans using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations. Millennium’s application of SFAS No. 123 (revised 2004) had no material effect on its consolidated financial statements.

Effective April 1, 2006, Millennium adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that inventory purchases and sales transactions with the same counterparty that are entered into in contemplation of one another be combined for purposes of applying APB Opinion No. 29, Accounting for Nonmonetary Transactions. The effect of this requirement is to reduce reported revenues and cost of sales for affected transactions. Millennium’s application of EITF 04-13 had no material effect on its consolidated financial statements.

3.	Discontinued Operations

On May 15, 2007, Millennium completed the sale of its worldwide inorganic chemicals business in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and assumption of certain liabilities directly related to the business. The amount will be adjusted based on the values of net working capital, cash and specified indebtedness as of the closing date.

The operations of the inorganic chemicals business have been classified as discontinued operations in the consolidated statements of income and cash flows and the assets and associated liabilities have been classified as held for sale in the consolidated balance sheets. Unless otherwise indicated, information presented in the notes to the financial statements relates only to Millennium’s continuing operations.

Amounts included in income from discontinued operations for all periods presented are summarized as follows:

Millions of dollars	2006	2005	2004
Sales and other operating revenues	$1,346	$1,349	$1,329

Income of discontinued operations before income taxes and minority interest	17	24	20
Provision for (benefit from) income taxes	(36)	36	40
Minority interest	(2)	(5)	(6)

Income (loss) from discontinued operations, net of tax	$51	$(17)	$(26)

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Discontinued Operations – (Continued)

Millennium’s evaluation of strategic alternatives for its worldwide inorganic chemicals business, which resulted in the May 15, 2007 sale of the inorganic chemicals business, indicated that the carrying value of certain software costs associated with the inorganic chemicals business was impaired at December 31, 2006, based on the then pending sale and the value to be received for the business. Accordingly, Millennium’s 2006 loss from discontinued operations reflected a pretax charge of $7 million to recognize the impairment of the carrying value of the software costs.

The assets and liabilities of the inorganic chemicals business classified as held for sale are summarized as follows at December 31:

Millions of dollars	2006	2005
Cash	$45	$50
Inventories	353	334
Other current assets	263	299

Total current assets	661	683

Property, plant and equipment	522	514
Goodwill	55	55
Other noncurrent assets	117	98

Total long-term assets	694	667

Total assets	$1,355	$1,350

Current maturities of long-term debt	$4	$11
Current liabilities	331	325

Total current liabilities	335	336

Long-term debt	82	107
Other noncurrent liabilities	239	334
Minority interest	40	35

Total long-term liabilities	361	476

Total liabilities	$696	$812

See Note 13 for a description of the long-term debt of the inorganic chemicals business.

Additionally, stockholder’s equity includes accumulated other comprehensive loss of $6 million and $46 million at December 31, 2006 and 2005, respectively.

4.	Hurricane Effects

During 2005, two major hurricanes impacted the chemical and related industries in the coastal and off-shore regions of the Gulf of Mexico. Net income in 2005, including Millennium’s equity interest in Equistar, reflected charges totaling $14 million, before tax, representing Millennium’s exposure to industry losses expected to be underwritten by industry insurance consortia, primarily resulting from hurricane damages.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Hurricane Effects – (Continued)

As a result of Hurricane Rita, Millennium and Equistar also incurred various costs that are subject to insurance reimbursements. Such costs include those incurred in conjunction with suspending operations at substantially all of Millennium’s and Equistar’s Gulf Coast plants, minor damage to facilities, and costs to restore operations. Net income in 2005 included $6 million of such costs, including Millennium’s share of Equistar’s costs of $19 million, of which all but a $5 million deductible under the relevant insurance policies are subject to reimbursement through insurance. Millennium recognized benefits from insurance reimbursements of less than $1 million in 2006 and none in 2005.

5.	Acquisition by Lyondell Chemical Company

On November 30, 2004, Millennium was acquired by Lyondell in a stock-for-stock business combination. As a result of the acquisition, each share of Millennium’s common stock outstanding immediately prior to the acquisition was converted into the right to receive 0.95 shares of Lyondell common stock, and Millennium became a wholly-owned subsidiary of Lyondell. Millennium incurred approximately $71 million of costs in connection with the acquisition of which $51 million are included in the continuing operations of Millennium. The consolidated financial statements of Millennium reflect its historical cost basis, and, accordingly, do not reflect any purchase accounting adjustments related to the acquisition by Lyondell. As a result of the acquisition, Lyondell and Millennium entered into an agreement for the provision of administrative services, at cost, by Lyondell and a tax-sharing agreement. See Notes 6 and 17 for Millennium’s transactions with Lyondell and Equistar.

6.	Related Party Transactions

Millennium conducts transactions with Lyondell, Equistar and Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively “Occidental”), all of which are considered related parties. Millennium is a wholly-owned subsidiary of Lyondell as a result of the acquisition of Millennium by Lyondell on November 30, 2004. Occidental is a related party of Lyondell. Millennium owns 29.5% of Equistar (see Note 7).

Product Transactions with Equistar—Millennium purchases ethylene from Equistar at market-related prices pursuant to an agreement entered into in connection with the formation of Equistar. Under this agreement, Millennium is required to purchase 100% of its ethylene requirements for its LaPorte, Texas facility from Equistar. The initial term of the contract expired December 31, 2000, and it continues thereafter for one-year periods unless either party serves notice of termination twelve months in advance.

Also, Millennium sells VAM to Equistar under an agreement that requires Equistar to purchase 100% of its VAM raw material requirements at market-related prices from Millennium for the production of ethylene vinyl acetate products at its LaPorte, Texas; Clinton, Iowa and Morris, Illinois plants, and 100% of its glacial acetic acid requirements at market-related prices from Millennium for the production of glycol ether acetate at its Bayport, Texas plant. The initial term of these agreements expired December 31, 2005 and continues year-to-year thereafter unless terminated by either party.

Product Transactions with Lyondell—Millennium sells VAM and glacial acetic acid to Lyondell at market-related prices under various agreements. The initial one-year term of these agreements expired in 2006 and continues year-to-year thereafter, unless terminated by either party. Prior to November 30, 2004, such transactions were not related party transactions.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Related Party Transactions – (Continued)

Product Transactions with Occidental—Millennium purchases 100% of its domestic sodium silicate requirements at market-related prices pursuant to an agreement with Occidental. The initial term of the sodium silicate agreement expires December 31, 2009.

Shared Services and Shared-Site Agreements with Lyondell—Under a shared services agreement, Lyondell provides office space and various services to Millennium including information technology, sales and marketing, supply chain, and other administrative and support services (see Note 17). Lyondell charges Millennium for Millennium’s share of the cost of such services. Direct costs, incurred exclusively for Millennium, also are charged to Millennium.

Shared Services and Shared-Site Agreements with Equistar—Millennium and Equistar provide operating services, utilities and raw materials to each other at common locations. Millennium and Equistar have various operating, manufacturing and technical service agreements under which Millennium bills Equistar for certain operational services, including utilities, plant-related transportation and other services, and Equistar bills Millennium for utilities and fuel streams.

Related party transactions are summarized as follows:

	For the year ended December 31,
Millions of dollars	2006	2005	2004
Millennium billed related parties for:
Sales of products and processing services–
Lyondell	$58	$37	$—
Equistar	9	8	10
Shared services and shared site agreements–
Equistar	1	1	2
Millennium was billed by related parties for:
Purchases of products and processing services–
Equistar	$40	$53	$52
Occidental	2	1	—
Shared services, transition and lease agreements–
Lyondell	11	—	—
Equistar	15	26	19

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Investment in Equistar Chemicals, LP

Equistar is owned 70.5% by Lyondell and 29.5% by Millennium. As a result of Lyondell’s November 30, 2004 acquisition of Millennium, Millennium and Equistar are wholly-owned subsidiaries of Lyondell (see Note 5). Millennium accounts for its investment in Equistar using the equity method. As a partnership, Equistar is not subject to federal income taxes.

Summarized financial information for Equistar follows:

Millions of dollars	December 31, 2006	December 31, 2005
BALANCE SHEETS
Total current assets	$2,158	$1,849
Property, plant and equipment, net	2,846	3,063
Investments and other assets, net	355	408

Total assets	$5,359	$5,320

Current maturities of long-term debt	$—	$150
Other current liabilities	1,217	1,010
Long-term debt	2,160	2,161
Other liabilities and deferred revenues	378	416
Partners’ capital	1,604	1,583

Total liabilities and partners’ capital	$5,359	$5,320

	For the year ended December 31,
Millions of dollars	2006	2005	2004
STATEMENTS OF INCOME
Sales and other operating revenues	$12,765	$11,686	$9,316
Cost of sales	11,562	10,487	8,583
Asset impairment	135	—	—
Selling, general and administrative expenses	210	198	205
Research and development expense	34	33	34

Operating income	824	968	494
Interest expense, net	(210)	(218)	(220)
Other income (expense), net	—	(2)	2

Net income	$614	$748	$276

Equistar’s 2006 earnings reflect a charge of $135 million for impairment of the net book value of its idled Lake Charles, Louisiana ethylene facility. In the third quarter of 2006, Equistar undertook a study of the feasibility, cost and time required to restart the Lake Charles ethylene facility. As a result, management determined that restarting the facility would not be justified. The remaining net book value of the related assets of $10 million represents an estimate, based on probabilities, of alternative-use value. Equistar does not expect to incur any significant future costs with respect to the facility.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Accounts Receivable

Millennium sells its products primarily to other industrial concerns in the petrochemicals industry and to manufacturers of consumer products. Millennium performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit from them. Millennium’s allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $2 million at December 31, 2006 and 2005. The Consolidated Statements of Income for 2006, 2005 and 2004 each included provisions for doubtful accounts of less than $1 million.

9.	Inventories

Inventories consisted of the following components at December 31:

Millions of dollars	2006	2005
Finished goods	$63	$70
Work-in-process	15	16
Raw materials	4	5
Materials and supplies	5	4

Total inventories	$87	$95

10.	Property, Plant and Equipment and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars	2006	2005
Land	$2	$2
Manufacturing facilities and equipment	342	344
Construction in progress	16	5

Total property, plant and equipment	360	351
Less accumulated depreciation	(231)	(218)

Property, plant and equipment, net	$129	$133

Maintenance and repair expenses were $19 million, $18 million and $19 million for the years ended December 31, 2006, 2005 and 2004, respectively. No interest was capitalized to property, plant and equipment during this three-year period.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Property, Plant and Equipment and Other Assets – (Continued)

The components of other assets, at cost, and the related accumulated amortization were as follows at December 31:

	2006			2005
Millions of dollars	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Identifiable intangible assets:
Turnaround costs	$4	$(3)	$1	$3	$(2)	$1
Software costs	7	(7)	—	7	(6)	1
Debt issuance costs	22	(15)	7	23	(11)	12
Catalyst costs	24	(14)	10	18	(8)	10

Total intangible assets	$57	$(39)	18	$51	$(27)	24

Pension assets			23			28
Precious metals			16			12
Other			5			2

Total other assets, net			$62			$66

Amortization of these identifiable intangible assets for the next five years is expected to be $9 million in 2007, $5 million in 2008, $2 million in 2009, $1 million in 2010 and less than $1 million in 2011.

Depreciation and amortization expense is summarized as follows for the years ended December 31:

Millions of dollars	2006	2005	2004
Property, plant and equipment	$17	$18	$18
Turnaround costs	1	1	3
Software costs	1	1	2
Other	5	6	5

Total depreciation and amortization	$24	$26	$28

In addition to the depreciation and amortization expense shown above, amortization of debt issuance costs of $4 million in 2006 and $3 million in each of 2005 and 2004 is included in interest expense in the Consolidated Statements of Income.

11.	Accounts Payable

Accounts payable at December 31, 2006 and 2005 included liabilities in the amount of $1 million and $2 million, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Accrued Liabilities

Accrued liabilities consisted of the following components at December 31:

Millions of dollars	2006	2005
Payroll and benefits	$4	$4
Pension and other postretirement benefits	4	—
Income taxes	35	23
Product sales rebates	3	1
Environmental costs	15	15
Accrued interest	4	10
Taxes other than income taxes	3	3
Other	4	4

Total accrued liabilities	$72	$60

13.	Long-Term Debt

Long-term debt consisted of the following at December 31:

Millions of dollars	2006	2005
Senior Notes due 2006, 7%	$—	$158
Senior Notes due 2008, 9.25% ($2 million of premium)	375	463
Senior Debentures due 2026, 7.625% ($1 million of discount)	245	248
Convertible Senior Debentures due 2023, 4%	150	150
Debt payable through 2014 at interest rates ranging from 0% to 9.5%	—	—
Other	(3)	(2)

Total	767	1,017
Less current maturities	—	(158)

Total long-term debt, net	$767	$859

Aggregate maturities of all long-term debt during the next five years are $372 million in 2008 and $395 million after 2011.

Millennium may currently redeem its 9.25% Senior Notes due 2008 upon payment of the present value of future interest and principal amounts, using a specified discount rate. During 2006, Millennium obtained an amendment to its $150 million senior secured revolving credit facility and to the indenture governing the 4% Convertible Senior Debentures primarily to exclude a subsidiary of Millennium, Millennium Holdings, LLC and its subsidiaries (collectively “Millennium Holdings”), from events-of-default provisions that could be triggered in connection with judgments against Millennium Holdings. See “Litigation” section of Note 18.

Also during 2006, a U.K. subsidiary of Millennium entered into a new €60 million, five-year, revolving credit facility, which, subject to permitted liens, was generally secured by the subsidiary’s inventory, accounts receivable and certain other assets. The U.K. subsidiary is part of the inorganic chemicals business and any borrowing under the facility was repaid and terminated by Millennium, as required, using proceeds of the sale of that business. At December 31, 2006, there was no outstanding borrowing and there were no letters of credit under the facility.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Long-Term Debt – (Continued)

During 2006, Millennium purchased $158 million principal amount of its 7% Senior Notes due 2006, paying a premium of $2 million, and purchased $85 million principal amount of the 9.25% Senior Notes due 2008, paying a premium of $5 million.

During 2005, Millennium purchased $342 million principal amount of its 7% Senior Notes due 2006, $13 million of the 9.25% Senior Notes due 2008 and $1 million of the 7.625% Senior Debentures due 2026, paying total premiums of $10 million.

Millennium amended and restated its $150 million senior secured credit facility in 2005, replacing it with a $125 million U.S. senior secured revolving credit facility, a $25 million Australian senior secured revolving credit facility, and a $100 million Australian senior secured term loan, all of which mature in August 2010. The U.S. revolving credit facility and the obligations under the Australian term loan and revolving credit facility were variously secured by equity interests in and assets of Millennium’s worldwide inorganic chemicals business, and were repaid and terminated by Millennium, as required, using proceeds of the sale of that business. At December 31, 2006, the outstanding balance under the Australian term loan was $70 million. There were $22 million of outstanding letters of credit under the U.S. revolving credit facility and none outstanding under the Australian revolving credit facility as of December 31, 2006. There were no outstanding borrowings under either revolving credit facility as of December 31, 2006. See Note 3 for debt of discontinued operations.

Also in 2005, Millennium obtained an amendment to its previous $150 million senior secured credit facility to allow for the unrestricted repurchase of indebtedness in the form of bonds, debentures, notes or similar instruments. On February 2, 2005, as a result of certain adjustments and charges related to the February 2005 restatement of Millennium’s financial statements, Millennium entered into an amendment and waiver to its previous $150 million credit facility, which amended the credit facility definition of EBITDA and waived any and all defaults or events of default that may have occurred on or prior to the amendment and waiver.

Pursuant to the indenture governing the 9.25% Senior Notes, Millennium was required to purchase $4 million principal amount of its 9.25% Senior Notes and pay a 1% premium as a result of Lyondell’s acquisition of Millennium on November 30, 2004.

Millennium’s indentures contain covenants that, subject to exceptions, restrict, among other things, dividends, debt incurrence, lien incurrence, investments, sale and leaseback transactions, sales of assets, affiliate transactions, mergers, accounts receivable securitization transactions, purchase of equity and payments on indebtedness. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	Long-Term Debt – (Continued)

Millennium has outstanding $150 million aggregate principal amount of 4% Convertible Senior Debentures, which are due in 2023, unless earlier redeemed, converted or repurchased. As a result of Lyondell’s acquisition of Millennium, Millennium and Lyondell executed a supplemental indenture providing that the holders of the 4% Convertible Senior Debentures may convert their debentures into shares of Lyondell’s common stock (or, at Lyondell’s discretion, equivalent cash or a combination thereof). As of December 31, 2006, based on a quarterly test related to the price of Lyondell common stock, the Debentures were convertible at a conversion price of $13.38 per share, which is equivalent to a conversion rate of 74.758 Lyondell shares per one thousand dollar principal amount of the Debentures. As of December 31, 2006, the amount of Debentures converted into shares of Lyondell common stock was not significant.

The Debentures are redeemable at Millennium’s option beginning November 15, 2010 at a redemption price equal to 100% of their principal amount. On November 15 in each of 2010, 2013 and 2018, holders of the Debentures will have the right to require Millennium to repurchase all or some of the Debentures they own at a purchase price equal to 100% of their principal amount. Millennium may choose to pay the purchase price in cash or shares of Lyondell’s common stock or any combination thereof. In the event of a conversion request as a result of the long-term credit rating assigned to the Debentures being either Caa1 or lower, in the case of Moody’s Investors Service (“Moody’s”), or B- or lower in the case of Standard & Poor’s (“S&P”) rating service, or if both rating agencies discontinue, withdraw or suspend their ratings, Millennium can deliver cash, or a combination of cash and shares of Lyondell common stock, in lieu of shares of Lyondell common stock. The Debentures are currently rated B1 by Moody’s and B+ by S&P. Holders of the Debentures also have the right to require Millennium to repurchase all or some of the Debentures at a cash purchase price equal to 100% of their principal amount, upon the occurrence of certain events constituting a Fundamental Change, as defined in the indenture. Lyondell’s acquisition of Millennium was not considered a Fundamental Change.

Millennium’s 7.625% Senior Debentures and 9.25% Senior Notes were issued by Millennium America Inc. (“Millennium America”), a subsidiary of Millennium and are fully and unconditionally guaranteed by Millennium; and Millennium’s 4% Convertible Senior Debentures were issued by Millennium and are guaranteed fully and unconditionally by Millennium America.

14.	Lease Commitments

Millennium leases various facilities and equipment under noncancelable operating lease arrangements for varying periods. As of December 31, 2006, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars
2007	$8
2008	5
2009	2
2010	1
2011	5
Thereafter	35

Total minimum lease payments	$56

Net rental expense was $9 million in 2006, $8 million in 2005, and $7 million in 2004.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Financial Instruments and Derivatives

Millennium is exposed to market risk, such as changes in commodity pricing, currency exchange rates and interest rates. To manage the volatility related to these exposures, Millennium selectively enters into derivative transactions pursuant to Millennium’s policies. Designation of the derivatives as fair-value or cash-flow hedges is performed on a specific exposure basis. Hedge accounting may not be elected with respect to certain short-term exposures. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Millennium does not hold or issue derivative financial instruments for speculative or trading purposes.

Foreign Currency Exposure Management—Millennium markets its products in a number of countries throughout the world and, as a result, is exposed to changes in currency exchange rates.

As a result of foreign currency transactions, Millennium had a net gain of $2 million in 2006, a net loss of $3 million in 2005 and a net gain of less than $1 million in 2004, net of gains or losses on related hedge transactions, which were not significant.

Interest Rate Risk Management—Millennium selectively uses derivative instruments to manage the ratio of fixed to variable-rate debt. At December 31, 2006, Millennium had outstanding interest rate swap agreements in the notional amount of $175 million, which were designated as fair-value hedges of underlying fixed-rate obligations. At December 31, 2006 and 2005, the fair value of these interest rate swap agreements was an obligation of $3 million and $4 million, respectively, resulting in a decrease in the carrying value of long-term debt and the recognition of a corresponding liability in each period. The net gains and losses resulting from adjustment of both the interest rate swaps and the hedged portion of the underlying debt to fair value are recorded in interest expense. In September 2004, Millennium terminated all of the interest rate swap agreements that were in effect at that time and received proceeds of approximately $3 million. The carrying value of long-term debt was increased in September 2004, by a gain of approximately $2 million that was deferred. This deferred gain will be recognized as a reduction of interest expense ratably over the remaining term of the underlying fixed-rate obligation previously hedged.

Commodity Price Risk Management—Millennium is exposed to commodity price volatility related to anticipated purchases of natural gas and raw materials, and to product sales.

The carrying value and the estimated fair value of Millennium’s non-current, non-derivative financial instruments as of December 31, 2006 and 2005 are shown in the table below:

	2006		2005
Millions of dollars	Carrying Value	Fair Value	Carrying Value	Fair Value
Investments and long-term receivables	$470	$1,330	$464	$1,319
Long-term debt, including current maturities	767	905	1,017	1,173

Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Millennium for debt with terms and average maturities similar to Millennium’s debt portfolio except that, for the 4% Convertible Senior Debentures, quoted market values were used. The investment in Equistar Chemicals, LP, was valued using current financial and other available information. The fair value of all non-derivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, other short-term investments, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	Financial Instruments and Derivatives – (Continued)

Financial instruments that potentially subject Millennium to significant concentrations of credit risk consist principally of temporary cash investments, interest rate derivative contracts and accounts receivable. Millennium maintains its investments and enters contracts with major institutions that it deems credit worthy, generally financial institutions that provide Millennium with debt financing.

Millennium sells a broad range of commodity, industrial, performance and specialty chemicals to a diverse group of customers operating throughout the world. Accordingly, there is no significant concentration of risk in any one particular country. Credit limits, ongoing credit evaluation, and account-monitoring procedures are utilized to minimize credit risk. Collateral is generally not required, but may be used under certain circumstances or in certain markets, particularly in lesser-developed countries of the world. Credit losses to customers operating in this industry have not been material.

16.	Pension and Other Postretirement Benefits

Millennium has defined benefit pension plans, which cover employees in the United States and, for its discontinued operations, a number of other countries. Retirement benefits are generally based on years of credited service and average compensation as defined under the respective plan provisions. Millennium funds the plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. In addition, Millennium sponsors postretirement benefit plans other than pensions, which provide medical and life insurance to most employees and their dependents.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Pension and Other Postretirement Benefits – (Continued)

The following table provides a reconciliation of projected benefit obligations, plan assets and the funded status of Millennium’s U.S. and non-U.S. pension plans.

	2006		2005
Millions of dollars	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligation, January 1	$741	$228	$762	$221
Service cost	8	7	8	7
Interest cost	38	12	41	11
Actuarial (gain) loss	(30)	(4)	12	24
Benefits paid	(56)	(12)	(82)	(13)
Foreign exchange effects	—	29	—	(22)

Benefit obligation, December 31	701	260	741	228
Less: Benefit obligation of discontinued operations, December 31	123	260	130	228

Benefit obligation of continuing operations, December 31	578	—	611	—

Change in plan assets:
Fair value of plan assets, January 1	588	142	605	137
Actual return on plan assets	67	14	46	23
Company contributions	3	21	19	9
Benefits paid	(56)	(12)	(82)	(13)
Foreign exchange effects	—	19	—	(14)

Fair value of plan assets, December 31	602	184	588	142
Less: Fair value of plan assets of discontinued operations, December 31	102	184	95	142

Fair value of plan assets of continuing operations, December 31	500	—	493	—

Funded status of continuing operations, December 31	$(78)	$—	(118)	—
Amounts not recognized in benefit costs of continuing operations:
Actuarial and investment loss	247	—	264	—
Prior service cost	4	—	3	—

Net amount recognized in benefit costs of continuing operations	$173	$—	$149	$—

Amounts recognized in the Consolidated Balance Sheets relating to continuing operations consist of:
Prepaid benefit cost	$23	$—	$26	$—
Accrued benefit liability, current	(1)	—
Accrued benefit liability, long-term	(100)	—	(72)	—

Funded status, December 31, 2006	(78)	—
Accumulated other comprehensive loss - pretax	251	—	192	—
Intangible asset	—	—	3	—

Net amount recognized in benefit costs of continuing operations	$173	$—	$149	$—

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Pension and Other Postretirement Benefits – (Continued)

The following additional information is presented for the pension plans of Millennium’s continuing operations:

Millions of dollars	2006	2005
Accumulated benefit obligation for defined benefit plans, December 31	$519	$545
Decrease in minimum liability, prior to application of SFAS No. 158, included in other comprehensive loss	(50)	(1)

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of Millennium’s other postretirement benefit plans for continuing and discontinued operations.

Millions of dollars	2006	2005
Change in benefit obligation:
Benefit obligation, January 1	$33	$34
Interest cost	2	2
Actuarial (gain) loss	(3)	1
Benefits paid	(3)	(4)

Benefit obligation, December 31	29	33
Less: Benefit obligation of discontinued operations, December 31	9	9

Benefit obligation of continuing operations, December 31	20	24

Funded status of continuing operations, December 31	(20)	(24)
Amounts not recognized in benefit costs of continuing operations:
Actuarial loss	—	4
Prior service benefit	(37)	(43)

Net amount recognized in benefit costs of continuing operations	$(57)	$(63)

Amounts recognized in the Consolidated Balance Sheets relating to continuing operations consist of:
Accrued benefit liability, current	$(2)	$—
Accrued benefit liability, long-term	(18)	(63)

Funded status, December 31, 2006	(20)
Accumulated other comprehensive income - pretax	(37)	—

Net amount recognized in benefit costs of continuing operations	$(57)	$(63)

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Pension and Other Postretirement Benefits – (Continued)

The pension and other postretirement benefit obligations and assets related to the discontinued operations will be transferred from Millennium’s plans to the buyer’s plans as a result of the sale of the inorganic chemicals business. Millennium currently estimates the benefit obligations and assets related to the discontinued operations at December 31, 2006 as follows:

Millions of dollars	U.S.	Non-U.S.
Pension benefit plans:
Projected benefit obligations	$123	$260
Accumulated benefit obligations	114	213
Fair value of plan assets	102	184
Other postretirement benefit plans – projected benefit obligations	9

Pension plans of continuing operations with projected benefit obligations and accumulated obligations in excess of the fair value of assets are summarized as follows at December 31:

Millions of dollars	2006	2005
Projected benefit obligations	$562	$595
Accumulated benefit obligations	503	529
Fair value of assets	461	458

The following table provides the components of net periodic pension costs allocated to continuing operations for the year ended December 31:

Millions of dollars	2006	2005	2004
Net periodic pension cost:
Service cost	$6	$6	$6
Interest cost	32	33	34
Actual return on plan assets	(55)	(39)	(56)
Less-return in excess of (less than) expected return	19	(1)	10

Expected return on plan assets	(36)	(40)	(46)
Actuarial and investment loss amortization	15	13	8
Prior service cost amortization	—	1	—

Net periodic benefit cost	$17	$13	$2

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Pension and Other Postretirement Benefits – (Continued)

Estimated amortization of the actuarial loss and prior service cost components of Accumulated Other Comprehensive Income (“AOCI”) for the defined benefit pension plans to be included in net periodic pension cost in 2007 for continuing operations is $12 million and $1 million, respectively.

The following table provides the components of net periodic other postretirement benefit costs allocated to continuing operations for the year ended December 31:

Millions of dollars	2006	2005	2004
Net periodic other postretirement benefit costs:
Interest cost	$1	$1	$2
Unrecognized net loss amortization	1	1	—
Prior service benefit amortization	(6)	(5)	(5)
Net effect of curtailments, settlements and special termination benefits	—	—	(4)

Net periodic benefit income	$(4)	$(3)	$(7)

Estimated amortization of the actuarial loss and prior service benefit components of AOCI for the defined benefit postretirement plans to be included in net periodic benefit cost for continuing operations in 2007 is less than $1 million and $6 million, respectively.

The assumptions used in determining the net benefit liabilities for Millennium’s pension and other postretirement benefit plans were as follows at December 31:

	2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.
Weighted-average assumptions as of December 31:
Discount rate	5.75%	5.20%	5.50%	5.03%
Rate of compensation increase	4.50%	4.45%	4.50%	4.27%

The assumptions used in determining net periodic pension cost were as follows for the year ended December 31:

	2006	2005	2004
Weighted-average assumptions for the year:
Discount rate	5.50%	5.75%	6.00%
Expected return on plan assets	8.00%	8.00%	8.50%
Rate of compensation increase	4.50%	4.50%	3.50%

The discount rates used in determining net postretirement benefit cost were 5.5% for 2006, 5.75% for 2005 and 6.0% for 2004.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Pension and Other Postretirement Benefits – (Continued)

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2006 was 9% for 2007, decreasing 1% per year to 6% in 2010 and 5% for 2012 and thereafter. At December 31, 2005, similar cost escalation assumptions were used. A 1% increase or decrease in the assumed health care cost trend rates in each year would change the accumulated other postretirement benefit liability as of December 31, 2006 by less than $1 million and would not have a material effect on the aggregate service and interest components of the net periodic other postretirement benefit cost for the year then ended.

Management’s goal is to manage pension investments over the long term to achieve optimal returns with an acceptable level of risk and volatility. Investment policies limit the concentration of investments in one industry to 20% and in one company to 5%. Total plan assets at December 31, 2006 and 2005 did not include any Lyondell common stock. The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligation payments.

As part of the Lyondell consolidated group, management reviewed its asset allocation and expected long-term rate of return assumptions, and obtained an updated asset allocation study from the independent pension investment advisor, including updated expectations for long-term market earnings rates for various classes of investments. Based on this review, management reduced its expected long-term rate of return on plan assets to 8% beginning December 1, 2004.

Millennium’s pension plan weighted-average asset allocations by asset category for its pension plans generally are as follows at December 31:

		2006		2005
	Policy	U.S	Non-U.S	U.S	Non-U.S
Asset Category:
U.S. equity securities	13% - 55%	56%	11%	53%	13%
Non-U.S. equity securities	15% - 52%	17%	52%	16%	51%
Fixed income securities	30% - 34%	27%	34%	30%	33%
Cash equivalents	— % - 1%	—	3%	1%	3%

Total		100%	100%	100%	100%

Millennium expects to contribute approximately $15 million to its pension plans in 2007.

As of December 31, 2006, future expected benefit payments by the plans, which reflect expected future service, as appropriate, were as follows:

Millions of dollars	Pension Benefits	Other Benefits
2007	$43	$3
2008	45	3
2009	45	3
2010	44	2
2011	44	2
2012 through 2016	233	10

Millennium also maintains defined contribution savings plans for eligible employees. Contributions to these plans by Millennium were $1 million in each of 2006, 2005 and 2004.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Pension and Other Postretirement Benefits – (Continued)

In April 2004, Millennium reduced the level of retiree medical benefits provided to essentially all of its retirees by offering a monthly subsidy to retirees that enroll in designated preferred provider organization plans or Medicare supplement insurance plans. This reduction in benefits is expected to reduce Millennium’s accumulated postretirement benefit obligation by approximately $37 million. Beginning in 2004, this reduction is being recognized ratably over approximately thirteen years through net periodic benefit cost for other postretirement benefits.

17.	Income Taxes

Under a tax-sharing agreement between Millennium and Lyondell, Millennium’s U.S. federal income tax is substantially the same as it would have been had Millennium not been included in Lyondell’s consolidated U.S. income tax return, but filed a separate return. Any resulting receivable or payable is settled with Lyondell. The agreement provides for the calculation of the current U.S. tax considering all statutory limitations on the utilization of carryforward benefits resulting from the acquisition transaction itself. In addition, any current cash benefit resulting from utilization of certain carryforward attributes with respect to which benefits have not been recognized for financial reporting purposes is not remitted to Millennium until the related issues have been resolved with the appropriate taxing authority. The same principles apply to tax sharing for unitary, consolidated and combined state income taxes.

The significant components of the provision for income taxes relating to continuing operations were as follows for the years ended December 31:

Millions of dollars	2006	2005	2004
Current:
Federal	$47	$49	$(27)
Non-U.S.	2	1	—
State	5	2	3

Total current	54	52	(24)

Deferred:
Federal	(29)	(23)	21
Non-U.S.	—	—	—
State	(8)	2	(4)

Total deferred	(37)	(21)	17

Provision for (benefit from) income taxes before tax effects of other comprehensive income	17	31	(7)
Tax effects of elements of other comprehensive income - minimum pension liability	17	—	(5)

Total income tax expense (benefit) in comprehensive income	$34	$31	$(12)

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Income Taxes – (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating loss carryforwards. Significant components of Millennium’s deferred tax liabilities and assets were as follows as of December 31:

Millions of dollars	2006	2005
Deferred tax liabilities:
Accelerated tax depreciation	$42	$44
Investment in Equistar	329	365
Other liabilities	28	95

Total deferred tax liabilities	399	504

Deferred tax assets:
Net operating loss carryforwards	32	83
Employee benefit plans	49	65
Environmental remediation liabilities	67	81
AMT credits	41	78
Other	24	12

Total deferred tax assets	213	319
Deferred tax asset valuation allowances	—	(5)

Net deferred tax assets	213	314

Net deferred tax liabilities	$186	$190

Balance sheet classifications:
Deferred tax assets - current	$62	$9
Deferred income taxes	248	199

Net deferred tax liabilities	$186	$190

At December 31, 2006, Millennium had U.S. federal tax loss carryforwards, the tax benefit of which would be $32 million at current statutory rates. The loss carryforward benefits will begin expiring in 2022. Federal AMT credits of $41 million have no expiration date.

Valuation allowances totaling $5 million were included at December 31, 2005 due to the uncertainty of the realization of deferred tax assets for certain state net operating loss carryforwards. The state tax loss carryforwards were no longer considered realizable as of December 31, 2006 and the associated deferred tax asset was written off against the valuation allowance. The deferred tax asset valuation allowance at December 31, 2004 was $10 million.

Certain of Millennium’s income tax returns are currently under examination by the Internal Revenue Service (“IRS”) and various state tax authorities. In many cases, these audits result in proposed assessments by the tax authority. Millennium believes that its tax positions comply with applicable tax law and intends to defend its positions through appropriate administrative and judicial processes. Millennium believes it has adequately provided for any probable outcomes related to these matters.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Income Taxes – (Continued)

The American Jobs Creation Act of 2004 (the “Act”) provides a tax deduction for qualified production activities. During 2006 and 2005, Millennium utilized its federal tax loss carryforwards and, as a result did not benefit from these provisions.

The U.S. and non-U.S. components of income (loss) before income taxes and a reconciliation of the income tax provision (benefit) to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars	2006	2005	2004
Income (loss) before income taxes:
U.S.	$125	$101	$12
Non-U.S.	—	(25)	—

Total	$125	$76	$12

Theoretical income tax at U.S. statutory rate	$44	$26	$(4)
Increase (reduction) resulting from:
State income taxes, net of federal	(2)	(2)	—
Effect of non-U.S. tax incentives, net of rate differences for non-U.S. taxes	—	—	12
Changes in estimates for prior year items	(25)	19	(14)
Repatriation of non-U.S. earnings and returns of investment	—	(9)	(1)
Other, net	—	(3)	—

Provision for (benefit from) income taxes	$17	$31	$(7)

Effective income tax rate	13.2%	41.1%	(57.2)%

Millennium recorded a tax benefit of $25 million in 2006, tax expense of $19 million in 2005, and a tax benefit of $14 million in 2004, which were unrelated to transactions that occurred during those years. Millennium reached an agreement with the IRS concerning tax issues relating to the years 1997 to 2001 during 2006 and the years 1993 through 1996 during 2004. Millennium recorded associated accruals of interest expense of $2 million in 2006 and $29 million in 2005 and reversals of accrued interest of $25 million in 2004 related to income tax issues. The accrued interest reversals have been included in pre-tax income as “Other income (expense), net.”

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Commitments and Contingencies

Commitments—Millennium has various agreements for the purchase of raw materials, utilities and services with various terms extending through 2019. At December 31, 2006, estimated future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

Millions of dollars	Total
2007	$14
2008	14
2009	9
2010	9
2011	9
Thereafter	57

Total	$112

Millennium’s total purchases under these agreements were $37 million, $77 million and $65 million, respectively, in 2006, 2005 and 2004.

Asset Retirement Obligation—Millennium believes that there are asset retirement obligations associated with some of its facilities, but that the present value of those obligations normally is not material in the context of an indefinite expected life of the facilities. Millennium continually reviews the optimal future alternatives for its facilities. The amount and timing of costs, if any, that may be incurred as a result of such reviews are not known, and no decisions have been reached, but if a decision were reached, in accordance with local laws and customs, to retire one or more facilities in the foreseeable future, the asset retirement costs could range from $0 to $30 million, depending upon the scope of the required work and other factors. At December 31, 2006, no liability had been recognized for asset retirement obligations. Any decision to retire a facility would result in costs, including employment related costs.

Environmental Remediation—Millennium’s accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $148 million and $145 million as of December 31, 2006 and 2005, respectively. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In the opinion of management, there is no material estimable range of reasonably possible loss in excess of the liabilities recorded for environmental remediation. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Millennium to reassess its potential exposure related to environmental matters.

The following table summarizes the activity in Millennium’s accrued environmental liability for the years ended December 31:

Millions of dollars	2006	2005
Balance at January 1	$145	$122
Additional provisions	13	35
Amounts paid	(10)	(7)
Other	—	(5)

Balance at December 31	$148	$145

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Commitments and Contingencies – (Continued)

The 2004 provision for estimated environmental remediation costs was $31 million. A substantial portion of these provisions was for the Kalamazoo River Superfund Site. The liabilities for individual sites range from less than $1 million to $106 million. The $106 million liability relates to the Kalamazoo River Superfund Site.

A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of December 31, 2006, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, in 2004, Millennium recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of riverbank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. At December 31, 2006, the balance of this liability was $58 million.

In addition, in 2004, Millennium recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. At December 31, 2006, the balance of the liability was $48 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs.

At December 31, 2006, the balance of remediation liabilities related to Millennium sites other than the Kalamazoo River Superfund Site was $42 million.

Litigation—Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. Legal proceedings relating to lead pigment or paint are in various trial stages and post-dismissal settings, some of which are on appeal.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Commitments and Contingencies – (Continued)

One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary, Millennium Holdings LLC, and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. As a result, the jury was discharged. The court has not entered a final judgment on the jury’s verdict; however, on February 26, 2007, the court issued its decision denying the post-verdict motions of the defendants, including Millennium, for a mistrial or a new trial. The court concluded that it would enter an order of abatement and appoint a special master to assist the court in determining the scope of the abatement remedy.

Millennium’s defense costs to date for lead-based paint and lead pigment litigation largely have been covered by insurance. Millennium has insurance policies that potentially provide approximately $1 billion in indemnity coverage for lead-based paint and lead pigment litigation. Millennium’s ability to collect under the indemnity coverage would depend upon, among other things, the resolution of certain potential coverage defenses that the insurers are likely to assert and the solvency of the various insurance carriers that are part of the coverage block at the time of such a request.

While Millennium believes that it has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Any liability that Millennium may ultimately incur, net of any insurance or other recoveries, cannot be estimated at this time.

United Kingdom Income Taxes—In 1996, in order to obtain clearance from the former United Kingdom Inland Revenue (currently Her Majesty’s Revenue and Customs) as to the tax-free treatment of the demerger stock dividend for United Kingdom tax purposes for Hanson plc (“Hanson”) and Hanson’s shareholders, Hanson agreed with the United Kingdom Inland Revenue that Millennium would continue to be centrally managed and controlled in the United Kingdom at least until September 30, 2001. Millennium agreed with Hanson not to take, or fail to take, during such five-year period, any action that would result in a breach of, or constitute non-compliance with, any of the representations and undertakings made by Hanson in its agreement with the United Kingdom Inland Revenue. Effective February 4, 2002, Millennium ceased being centrally managed and controlled in the United Kingdom. Millennium believes that it has satisfied all obligations that it be managed and controlled in the United Kingdom for the requisite five-year period. During 2006, Millennium received notice from Her Majesty’s Revenue and Customs that it had no further inquiries with respect to this matter. See Note 17.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Commitments and Contingencies – (Continued)

Indemnification—Millennium and its joint ventures are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. For example, Millennium entered into indemnification arrangements in connection with its demerger from Hanson, and Equistar and its owner companies (including Millennium) entered into indemnification arrangements in connection with the formation of Equistar. Pursuant to these arrangements, Millennium and its joint ventures provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2006, Millennium has not accrued any significant amounts for such indemnification obligations and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Millennium. Millennium cannot determine with certainty the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

Other—Millennium and its joint ventures are, from time to time, defendants in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, management does not believe that any ultimate uninsured liability resulting from these matters in which it, its subsidiaries or its joint ventures currently are involved will, individually or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Millennium.

General—In the opinion of management, the matters discussed in this note, other than potential future liabilities for environmental remediation which amounts cannot be estimated, are not expected to have a material adverse effect on the financial position or liquidity of Millennium. However, the adverse resolution in any reporting period of one or more of the matters discussed in this note could have a material impact on Millennium’s results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

19.	Stockholder’s Equity

Preferred Stock—Millennium had authorized 1,000 shares of $.01 par value preferred stock at December 31, 2005 and 2004. In 2006, the reverse stock split discussed below, also removed the authorized preferred stock.

Common Stock— In 2006, the Board of Directors of Millennium approved a 1 for 100,000 reverse stock split of the common stock of Millennium, reducing the authorized shares from 100,000,000 shares to 1,000 shares and the issued and outstanding shares from 70,935,510 shares to 709 shares. The 709 shares include 48 shares held by Millennium America, a Millennium subsidiary, which are accounted for as treasury stock in the Consolidated Balance Sheets. Millennium retained the current par value of $.01 per share of common stock. The financial statements reflect the effect of the reverse stock split for all periods presented, resulting in a decrease in common stock and an increase in additional paid-in capital of approximately $1 million.

As a result of Lyondell’s acquisition of Millennium on November 30, 2004, each then issued and outstanding share of Millennium’s common stock, excluding shares held directly by Lyondell and Millennium, was converted to a right to receive 0.95 shares of Lyondell common stock in return for the cancellation of such shares. Substantially all of the approximately 66 million shares of the Millennium common stock outstanding immediately prior to the acquisition were converted to Lyondell common stock.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Stockholder’s Equity – (Continued)

Accumulated Other Comprehensive Loss—The components of accumulated other comprehensive loss were as follows at December 31:

Millions of dollars	Continuing Operations	Discontinued Operations	Total
December 31, 2006
Foreign currency translation	$50	$37	$87
Pension and postretirement liabilities after application of SFAS No. 158	(147)	(43)	(190)

Total	$(97)	$(6)	$(103)

December 31, 2005
Foreign currency translation	$50	$5	$55
Minimum pension liability	(129)	(51)	(180)

Total	$(79)	$(46)	$(125)

Omnibus Incentive Compensation Plan—Millennium’s Incentive Compensation Plan (the “Omnibus Incentive Plan”) provided for awards to employee and non-employee directors in the form of (i) stock options, including incentive stock options and non-qualified stock options, (ii) stock appreciation rights, (iii) restricted shares, (iv) performance units, (v) performance shares, (vi) stock awards and (vii) cash based awards. During 2003, Millennium granted non-qualified stock option awards for 445,800 shares, to a limited number of Millennium’s executive officers and key employees. No compensation expense was recognized in 2006, 2005 and 2004 for such equity-related awards under this plan. In addition, in 2004, Millennium granted 77,460 shares of restricted stock to a limited number of Millennium’s officers and key employees. Compensation expense related to these grants was $1 million in 2004. No further grants will be made under this plan.

Millennium’s Long Term Incentive Plan and Executive Long Term Incentive Plan provided for the award of shares of Millennium common stock to certain management personnel and senior executives, respectively, if certain performance targets were achieved. The Executive Long Term Incentive Plan also provided for a cash award based on the total shareholder return of Millennium’s common stock when compared to total shareholder return of Millennium’s peer group (companies in the Standard & Poor’s Chemical Composite Index) over a three-year period. Beginning in 2001, these awards were granted under the Omnibus Incentive Plan by reference to the Long Term Incentive Plan. The obligations under these plans were funded by shares of Millennium’s common stock that were held in trusts established for that purpose. No shares remained in the trusts at December 31, 2004. Compensation expense related to these plans for 2004 was $9 million. No further grants will be made under these plans.

Long Term Stock Incentive Plan—Millennium’s Long Term Stock Incentive Plan (“Stock Incentive Plan”) provided for the following types of awards to its employees: (i) stock options, including incentive stock options and non-qualified stock options, (ii) stock appreciation rights, (iii) restricted shares, (iv) performance units and (v) performance shares. All stock options awarded under this plan were granted at exercise prices equal to the market price of Millennium’s common stock. Compensation expense related to this plan was $1 million in 2004. No further grants will be made under this plan.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Stockholder’s Equity – (Continued)

As a result of Lyondell’s acquisition of Millennium on November 30, 2004, each outstanding option under the Omnibus Incentive Compensation Plan and the Long Term Stock Incentive Plan to acquire Millennium common stock was converted into an option to acquire 0.95 shares of Lyondell common stock. The exercise price of the converted option was the exercise price of the original Millennium option divided by the exchange ratio. All converted options vested immediately pursuant to the “change in control” provisions of the plan. In addition, all unvested restricted stock vested immediately and was converted to 0.95 shares of Lyondell common stock.

The following table summarizes activity, in thousands of shares and the weighted-average exercise price per share, relating to restricted stock and stock options for all employees, including executive officers and key employees, under the Omnibus Incentive Plan and the Stock Incentive Plan. As of December 31, 2005, there were no options to purchase Millennium common stock outstanding.

	Restricted Shares	Weighted- Average Grant Price	Stock Options	Weighted- Average Exercise Price
Balance at January 1, 2004	39	$10.07	2,631	$14.94
Granted	78	$12.85	—	—
Exercised	—	—	(1,162)	$14.23
Cancelled	—	$10.02	(1,469)	$15.50
Vested and issued	(117)	$12.95	—	—

Balance at December 31, 2004	—		—

Stock-based Compensation—SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, encouraged, but did not require, a fair-value based method of accounting for employee stock options and similar equity instruments, which generally would have resulted in the recording of additional compensation expense in Millennium’s consolidated financial statements. Millennium accounted for stock-based employee compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost was recognized for the stock option plans in the accompanying financial statements as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

The pro forma effect on net loss before cumulative effect of accounting change of measuring compensation expense for such grants in the manner prescribed in SFAS No. 123 is summarized in the table below for the year ended December 31, 2004:

Millions of dollars
Net loss before cumulative effect of accounting change	$(31)
Deduct: Stock-based compensation using fair-value method for all options awarded, net of tax	(1)

Pro forma net loss before cumulative effect of accounting change	$(32)

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Stockholder’s Equity – (Continued)

Salary and Bonus Deferral Plan—Millennium had a deferred compensation plan under which officers and certain management employees had deferred a portion of their compensation on a pre-tax basis in the form of shares of Millennium’s common stock. A rabbi trust (the “Trust”) was established to hold shares of Millennium’s common stock purchased in open market transactions to fund this obligation. Shares purchased by the Trust were reflected as treasury stock, at cost, and, along with the related obligation for this plan, were included in stockholder’s deficit. At November 30, 2004, the plan was no longer active; however, the Trust held 116,715 shares at a total cost of approximately $3 million. As a result of Lyondell’s acquisition of Millennium on November 30, 2004, the shares of Millennium common stock held by the Trust were converted to shares of Lyondell common stock based on the exchange ratio of 0.95, and were paid out.

Per Share Data—As a result of the November 30, 2004 acquisition of Millennium by Lyondell, Lyondell owns all of Millennium’s outstanding stock; therefore, per share data has been omitted.

20.	Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the years ended December 31:

Millions of dollars	2006	2005	2004
Cash paid (received) for interest and taxes:
Interest, net	$65	$100	$94

Taxes, net	$(24)	$20	$(6)

In 2006 and 2005, taxes were paid to Lyondell pursuant to a tax-sharing agreement between Millennium and Lyondell (see Note 17).

21.	Segment and Related Information

Millennium, a wholly-owned subsidiary of Lyondell, operates in two reportable segments:

•

EC&D, including Millennium’s acetyls business, which produces VAM, acetic acid and methanol; and Millennium’s equity investment in Equistar, which produces primarily ethylene, co-products such as propylene, butadiene and aromatics, and derivatives such as ethylene oxide, ethylene glycol and polyethylene.

•	Fragrance and flavors chemicals, which includes terpene-based fragrance ingredients and flavor ingredients.

On May 15, 2007, Millennium completed the sale of its worldwide inorganic chemicals business (see Note 3) and substantially all of the inorganic chemicals segment was reclassified as a discontinued operation.

The accounting policies of the segments are the same as those described in “Summary of Significant Accounting Policies” (see Note 2). No customer accounted for 10% or more of consolidated sales during any year in the three year period ended December 31, 2006.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Segment and Related Information – (Continued)

Summarized financial information concerning reportable segments is shown in the following table.

Millions of dollars	EC&D	Fragrance & Flavors	Other	Total
2006
Sales and other operating revenues	$481	$112	$9	$602
Operating income (loss)	36	7	(32)	11
Income from equity investment	181	—	—	181
Goodwill	49	—	—	49
Capital expenditures	7	5	—	12
Depreciation and amortization expense	15	8	1	24
2005
Sales and other operating revenues	$504	$95	$11	$610
Operating income (loss)	45	3	(60)	(12)
Income from equity investment	221	—	—	221
Goodwill	49	—	—	49
Capital expenditures	2	5	—	7
Depreciation and amortization expense	16	9	1	26
2004
Sales and other operating revenues	$453	$95	$11	$559
Operating income (loss)	59	5	(86)	(22)
Income from equity investment	81	—	—	81
Goodwill	49	—	—	49
Capital expenditures	1	3	—	4
Depreciation and amortization expense	18	9	1	28

Operating income (loss) in the “Other” column above includes a business that is not a reportable segment and costs not allocated to Millennium’s business segments, including costs from predecessor businesses, and business combination costs.

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21.	Segment and Related Information – (Continued)

Total assets of continuing operations are summarized and reconciled to consolidated total assets in the following table:

Millions of dollars	EC&D	Fragrance & Flavors	Discontinued Operations	Other	Total
2006
Assets related to continuing operations	$780	$87	$—	$192	$1,059
Current assets held for sale	—	—	661	—	661
Long-term assets held for sale	—	—	694	—	694

Total assets	$780	$87	$1,355	$192	$2,414

2005
Assets related to continuing operations	$764	$86	$—	$332	$1,182
Current assets held for sale	—	—	683	—	683
Long-term assets held for sale	—	—	667	—	667

Total assets	$764	$86	$1,350	$332	$2,532

2004
Assets related to continuing operations	$767	$84	$—	$210	$1,061
Current assets held for sale	—	—	809	—	809
Long-term assets held for sale	—	—	714	—	714

Total assets	$767	$84	$1,523	$210	$2,584

The following table presents the details of “Total assets” as presented above in the “Other” column as of December 31, for the years indicated:

Millions of dollars	2006	2005	2004
Cash and cash equivalents	$76	$229	$116
Non reportable segment assets	10	11	13
All other	106	92	81

Total assets	$192	$332	$210

Millennium’s continuing operations are primarily conducted in the U.S. Non-U.S. sales are made via exports, including sales to other Lyondell subsidiaries on terms similar to those of its third-party distributors. The following geographic data for revenues are based upon the delivery location of the product.

	Revenues
Millions of dollars	2006	2005	2004
United States	$321	$357	$284
Non-U.S.	281	253	275

Total	$602	$610	$559

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22.	Supplemental Guarantor Information

Millennium America Inc., a 100% owned indirect subsidiary of Millennium (“Millennium America”), is a holding company for all of Millennium’s continuing and discontinued operating subsidiaries other than its discontinued operations in the United Kingdom, France, Brazil and Australia. Millennium America is the issuer of the 7% Senior Notes, the 7.625% Senior Debentures, and the 9.25% Senior Notes. Millennium is the issuer of the 4% Convertible Senior Debentures. Millennium America fully and unconditionally guarantees all obligations under the 4% Convertible Senior Debentures. The 7% Senior Notes, the 7.625% Senior Debentures and the 9.25% Senior Notes are fully and unconditionally guaranteed by Millennium. The following condensed consolidating financial information present supplemental information for Millennium Chemicals Inc., the parent, and Millennium America as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006.

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of December 31, 2006

Millions of dollars	Millennium Chemicals Inc.	Millennium America Inc.	Non-Guarantor Subsidiaries	Eliminations	Millennium Chemicals Inc. and Subsidiaries
BALANCE SHEET
Inventories	$—	$—	$87	$—	$87
Other current assets	—	62	200	—	262
Current assets held for sale	—	—	661	—	661
Property, plant and equipment, net	—	—	129	—	129
Investment in Equistar Chemicals, LP	—	—	470	—	470
Investment in subsidiaries	310	497	—	(807)	—
Goodwill, net	—	—	49	—	49
Deferred tax assets	—	—	—	—	—
Other assets, net	(2)	(2)	66	—	62
Long-term assets held for sale	—	—	694	—	694
Due from parent and affiliates, net	—	368	—	(368)	—

Total assets	$308	$925	$2,356	$(1,175)	$2,414

Current maturities of long-term debt	$—	$—	$—	$—	$—
Other current liabilities	1	4	169	—	174
Current liabilities associated with assets held for sale	—	—	335	—	335
Long-term debt	150	617	—	—	767
Other liabilities	—	3	378	—	381
Deferred income taxes	—	—	248	—	248
Long-term liabilities associated with assets held for sale	—	—	361	—	361
Due to parent and affiliates, net	14	—	354	(368)	—

Total liabilities	165	624	1,845	(368)	2,266
Minority interest	—	—	5	—	5
Stockholder’s equity	143	301	506	(807)	143

Total liabilities and stockholder’s equity	$308	$925	$2,356	$(1,175)	$2,414

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2006

Millions of dollars	Millennium Chemicals Inc.	Millennium America Inc.	Non-Guarantor Subsidiaries	Eliminations	Millennium Chemicals Inc. and Subsidiaries
STATEMENT OF INCOME
Sales and other operating revenues	$—	$—	$602	$—	$602
Cost of sales	—	—	537	—	537
Selling, general and administrative expenses	—	—	50	—	50
Research and development expenses	—	—	4	—	4

Operating income	—	—	11	—	11
Interest expense, net	(9)	(53)	(1)	—	(63)
Intercompany interest income (expense), net	(1)	110	(109)	—	—
Income from equity investment in Equistar	—	—	181	—	181
Equity in income of subsidiaries	169	180	—	(349)	—
Other income (expense), net	—	13	(17)	—	(4)
(Provision for) benefit from income taxes	—	9	(26)	—	(17)

Income from continuing operations	159	259	39	(349)	108
Income from discontinued operations, net of tax	—	—	51	—	51

Net income	$159	$259	$90	$(349)	$159

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2006

Millions of dollars	Millennium Chemicals Inc.	Millennium America Inc.	Non-Guarantor Subsidiaries	Eliminations	Millennium Chemicals Inc. and Subsidiaries
STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities – continuing operations	$(7)	$174	$(13)	$—	$154
Net cash provided by operating activities – discontinued operations	—	—	39	—	39

Net cash provided by (used in) operating activities	(7)	174	26	—	193

Expenditures for property, plant and equipment	—	—	(12)	—	(12)
Payments and distributions to discontinued operations	—	—	(40)	—	(40)
Other	—	—	1	—	1

Net cash used in investing activities – continuing operations	—	—	(51)	—	(51)
Net cash used in investing activities – discontinued operations	—	—	(14)	—	(14)

Net cash used in investing activities	—	—	(65)	—	(65)

Repayment of long-term debt	—	(250)	(4)	—	(254)
Intercompany	7	(73)	66	—	—
Other	—	—	(2)	—	(2)

Net cash provided by (used in) financing activities – continuing operations	7	(323)	60	—	(256)
Net cash used in financing activities – discontinued operations	—	—	(34)	—	(34)

Net cash provided by (used in) financing activities	7	(323)	26	—	(290)

Effect of exchange rate changes on cash	—	—	4	—	4

Decrease in cash and cash equivalents	—	(149)	(9)	—	(158)
Cash and cash equivalents at beginning of period	—	211	68	—	279

Cash and cash equivalents at end of period	—	62	59	—	121
Less: Cash and cash equivalents at end of period – discontinued operations	—	—	45	—	45

Cash and cash equivalents at end of period – continuing operations	$—	$62	$14	$—	$76

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of December 31, 2005

Millions of dollars	Millennium Chemicals Inc.	Millennium America Inc.	Non-Guarantor Subsidiaries	Eliminations	Millennium Chemicals Inc. and Subsidiaries
BALANCE SHEET
Inventories	$—	$—	$95	$—	$95
Other current assets	—	211	164	—	375
Current assets held for sale	—	—	683	—	683
Property, plant and equipment, net	—	—	133	—	133
Investment in Equistar Chemicals, LP	—	—	464	—	464
Investment in subsidiaries	116	356	—	(472)	—
Goodwill, net	—	—	49	—	49
Other assets, net	4	8	54	—	66
Long-term assets held for sale	—	—	667	—	667
Due from parent and affiliates, net	—	300	—	(300)	—

Total assets	$120	$875	$2,309	$(772)	$2,532

Current maturities of long-term debt	$—	$158	$—	$—	$158
Other current liabilities	1	9	189	—	199
Current liabilities associated with assets held for sale	—	—	336	—	336
Long-term debt	150	709	—	—	859
Other liabilities	—	4	332	—	336
Deferred income taxes	—	—	199	—	199
Long-term liabilities associated with assets held for sale	—	—	476	—	476
Due to parent and affiliates, net	7	—	293	(300)	—

Total liabilities	158	880	1,825	(300)	2,563
Minority interest	—	—	7	—	7
Stockholder’s (deficit) equity	(38)	(5)	477	(472)	(38)

Total liabilities and stockholder’s equity	$120	$875	$2,309	$(772)	$2,532

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2005

Millions of dollars	Millennium Chemicals Inc.	Millennium America Inc.	Non-Guarantor Subsidiaries	Eliminations	Millennium Chemicals Inc. and Subsidiaries
STATEMENT OF INCOME
Sales and other operating revenues	$—	$—	$610	$—	$610
Cost of sales	—	—	541	—	541
Selling, general and administrative expenses	—	1	77	—	78
Research and development expenses	—	—	2	—	2
Business combination costs	—	—	1	—	1

Operating loss	—	(1)	(11)	—	(12)
Interest expense, net	(6)	(89)	(16)	—	(111)
Intercompany interest income (expense), net	(1)	110	(109)	—	—
Income from equity investment in Equistar	—	—	221	—	221
Equity in income of subsidiaries	33	78	—	(111)	—
Other expense, net	—	(11)	(11)	—	(22)
(Provision for) benefit from income taxes	2	(3)	(30)	—	(31)

Income from continuing operations	28	84	44	(111)	45
Loss from discontinued operations, net of tax	—	—	(17)	—	(17)

Net income	$28	$84	$27	$(111)	$28

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2005

Millions of dollars	Millennium Chemicals Inc.	Millennium America Inc.	Non-Guarantor Subsidiaries	Eliminations	Millennium Chemicals Inc. and Subsidiaries
STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities – continuing operations	$(7)	$15	$203	$—	$211
Net cash provided by operating activities – discontinued operations	—	—	64	—	64

Net cash provided by (used in) operating activities	(7)	15	267	—	275

Expenditures for property, plant and equipment	—	—	(7)	—	(7)
Payments and distributions from discontinued operations	—	—	269	—	269

Net cash provided by investing activities – continuing operations	—	—	262	—	262
Net cash used in investing activities – discontinued operations	—	—	(322)	—	(322)

Net cash used in investing activities	—	—	(60)	—	(60)

Repayment of long-term debt	—	(365)	(1)	—	(366)
Intercompany	1	473	(474)	—	—
Contribution from affiliate	6	—	—	—	6
Other	—	(2)	1	—	(1)

Net cash provided by (used in) financing activities – continuing operations	7	106	(474)	—	(361)
Net cash provided by financing activities – discontinued operations	—	—	89	—	89

Net cash provided by (used in) financing activities	7	106	(385)	—	(272)

Effect of exchange rate change on cash	—	—	(8)	—	(8)

Increase (decrease) in cash and cash equivalents	—	121	(186)	—	(65)
Cash and cash equivalents at beginning of period	—	90	254	—	344

Cash and cash equivalents at end of period	—	211	68	—	279
Less: Cash and cash equivalents at end of period – discontinued operations	—	—	50	—	50

Cash and cash equivalents at end of period – continuing operations	$—	$211	$18	$—	$229

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2004

Millions of dollars	Millennium Chemicals Inc.	Millennium America Inc.	Non-Guarantor Subsidiaries	Eliminations	Millennium Chemicals Inc. and Subsidiaries
STATEMENT OF INCOME
Sales and other operating revenues	$—	$—	$559	$—	$559
Cost of sales	—	—	473	—	473
Selling, general and administrative expenses	1	1	52	—	54
Research and development expenses	—	—	2	—	2
Business combination costs	—	—	51	—	51
Reorganization and other costs	—	—	1	—	1

Operating loss	(1)	(1)	(20)	—	(22)
Interest income (expense), net	(7)	(95)	4		(98)
Intercompany interest income (expense), net	(1)	102	(101)	—	—
Income from equity investment in Equistar	—	—	81	—	81
Equity in loss of subsidiaries	(23)	(21)	—	44	—
Other income, net	—	—	27	—	27
(Provision for) benefit from income taxes	1	(2)	8	—	7

Loss from continuing operations	(31)	(17)	(1)	44	(5)
Loss from discontinued operations, net of tax	—	—	(26)	—	(26)

Net loss	$(31)	$(17)	$(27)	$44	$(31)

MILLENNIUM CHEMICALS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

For the year ended December 31, 2004

Millions of dollars	Millennium Chemicals Inc.	Millennium America Inc.	Non-Guarantor Subsidiaries	Eliminations	Millennium Chemicals Inc. and Subsidiaries
STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities – continuing operations	$(5)	$3	$218	$—	$216
Net cash used in operating activities – discontinued operations	—	—	(21)	—	(21)

Net cash provided by (used in) operating activities	(5)	3	197	—	195

Expenditures for property, plant and equipment	—	—	(4)	—	(4)
Payments and distributions from discontinued operations	—	—	108	—	108
Distributions from affiliates in excess of earnings	—	—	12	—	12
Other	—	—	2	—	2

Net cash provided by investing activities – continuing operations	—	—	118	—	118
Net cash used in investing activities – discontinued operations	—	—	(159)	—	(159)

Net cash used in investing activities	—	—	(41)	—	(41)

Repayment of long-term debt	—	(83)	—	—	(83)
Issuance of long-term debt	—	27	4	—	31
Intercompany	(12)	123	(111)	—	—
Proceeds from exercise of stock options	17		—	—	17
Other		—	(1)	—	(1)

Net cash provided by (used in) financing activities – continuing operations	5	67	(108)	—	(36)
Net cash used in financing activities – discontinued operations	—	—	(2)	—	(2)

Net cash provided by (used in) financing activities	5	67	(110)	—	(38)

Effect of exchange rate change on cash	—	—	19	—	19

Increase in cash and cash equivalents	—	70	65	—	135
Cash and cash equivalents at beginning of period	—	20	189	—	209

Cash and cash equivalents at end of period	—	90	254	—	344
Less: Cash and cash equivalents at end of period – discontinued operations	—	—	228	—	228

Cash and cash equivalents at end of period – continuing operations	$—	$90	$26	$—	$116